Exhibit 4.8

EXECUTION COPY

SUBSCRIPTION AGREEMENT

dated as of

May 5, 2006

among

ABRIL S.A.

and

MIH (UBC) HOLDINGS BV

ROBERTO CIVITA

and

GIANCARLO F. CIVITA

EXECUTION COPY
SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (this “Agreement”) dated May 5, 2006, among Abril S.A., a company (sociedade por ações) organized under the laws of the Federative Republic of Brazil, with head offices in the City of São Paulo, State of São Paulo, at Av. das Nações Unidas, 7221, 25th floor, Sector A, enrolled with the Legal Entities Taxpayers’ Registry (CNPJ/MF) under No. 03.788.716/0001-93, herein represented in accordance with its corporate documents (the “Company”), and MIH (UBC) Holdings BV, a company organized under the laws of the Netherlands, with head offices at 13-15 Jupiterstraat, HC 2132 Hoofddorp, the Netherlands, herein represented in accordance with its corporate documents (“MIH”), Mr. Roberto Civita, Brazilian citizen, married, publisher, bearer of the Identity Card RG No. 1.666.785, enrolled with the Individual Taxpayers’ Registry (CPF/MF) under No. 006.890.178-04, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Av. das Nações Unidas, 7221, 24th floor, and Mr. Giancarlo Francesco Civita, Brazilian citizen, married, bachelor in social communication, bearer of the Identity Card RG No. 6.167.806-5, enrolled with the Individual Taxpayers’ Registry (CPF/MF) under No. 040.666.108-11, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Av. das Nações Unidas, 7221, 24th floor.

W I T N E S S E T H :

WHEREAS, the Control Group is the legal holder and registered owner of 9,576,531 shares of common stock and 9,576,530 shares of preferred stock of the Company, representing 86.2% and 86.2% of the total issued and outstanding shares of common stock and preferred stock, respectively;

WHEREAS, MIH desires to acquire an equity stake of 30% of the Company’s total capital stock, through a combination of subscription of newly issued shares of common stock and shares of preferred stock and the purchase of shares of common stock and shares of preferred stock from the Control Group and Capital International (as defined below), as a result of which MIH will hold 30% and 30% of the total issued and outstanding shares of common stock and preferred stock, respectively;

WHEREAS, on the date hereof, MIH, the Control Group and the Company are entering into a stock purchase agreement for the purchase and sale of 1,316,246 shares of preferred stock of the Company, held by the Control Group, representing 11.8% of the total issued and outstanding shares of preferred stock;

WHEREAS, on the date hereof, MIH and Capital International are entering into a stock purchase agreement for the purchase and sale of 1,533,134 shares of common stock and 1,533,133 shares of preferred stock of the Company, held by Capital International, representing 13.8% and 13.8% of the total issued and outstanding shares of common stock and preferred stock, respectively; and

WHEREAS, MIH hereby agrees to subscribe for 2,289,041 shares of common stock and 972,795 shares of preferred stock of the Company, for the aggregate subscription price set forth below and upon other terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Agreement” means this Subscription Agreement and the Disclosure Schedule and exhibits attached hereto;

“Brazilian Corporation Law” means Law No. 6,404/76 as amended;

“Brazilian GAAP” means generally accepted accounting principles in Brazil;

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in the City of São Paulo, State of São Paulo are authorized or required by law to close;

“Capital International” means Brazil April LLC and Brazil May LLC;

“CI Acquisition Shares” means 1,533,134 shares of common stock and 1,533,133 shares of preferred stock of the Company, representing, 13.8% and 13.8% of the total issued and outstanding shares of common stock and preferred stock, respectively, owned by Capital International;

“CIESP” means Centro das Indústrias do Estado de São Paulo – CIESP;

“CI Stock Purchase Agreement” means the stock purchase agreement, dated the date hereof, between MIH and Capital International, for the purchase, by MIH, of the CI Acquisition Shares;

“CG Acquisition Shares” means 1,316,246 shares of preferred stock of the Company, representing 11.8% of the total issued and outstanding shares of common stock and preferred stock, respectively, owned by the Control Group;

“CG Stock Purchase Agreement” means the stock purchase agreement, dated the date hereof, between MIH, the Control Group and the Company, for the purchase, by MIH, of the CG Acquisition Shares;

“Claim” has the meaning set forth in Section 9.04 of this Agreement;

“Closing” has the meaning set forth in Section 8.01 of this Agreement;

“Closing Date” has the meaning set forth in Section 8.01 of this Agreement;

“Company” means Abril S.A.;

“Competitor” means when used in connection with the question whether MIH is Controlled by a Competitor means (i) any Person that, directly or indirectly, is engaged in the Business in Brazil, and, as recorded in its financial statements for the preceding Fiscal Year, either had (a) consolidated revenues of at least 20% (twenty percent) of the consolidated revenues of the Group Companies, for the same period, or (b) revenues in any of the Business segments of such Person of at least 20% (twenty percent) of the revenues of the corresponding Business segment of the Group Companies for the same period (a “Competing Business”), (ii) any Person who owns more than 10% (ten percent) of the total issued and outstanding voting stock of a Competing Business, (iii) any Person who owns more than 20% (twenty percent) of the total issued and outstanding capital stock and have governance rights (such as, without limitation, board seats, veto or approval rights, right to appoint management) of a Competing Business. Competitor, when used in connection with any investment, shall mean any Person the main business activity of which directly and substantially competes with the activities conducted by a Group Company at the moment of such investment.

“Confidential Information” has the meaning set forth in Section 6.03 of this Agreement;

“Control” (including the terms “Controls”, “Controlled by” and “under common Control with”) means, with respect to any Person or group of Persons (the “Controlling Person(s)”), (i) the holding of shares representing more than 50% (fifty percent) of all the voting shares of another Person or (ii) the ability to appoint the majority of the members of the board of directors or other governing body of such other Person;

“Control Group” means the Parent Company and the Individual Shareholders;

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Company to MIH in connection with this Agreement;

“Environmental Laws” means, as in effect on the date hereof, all laws, rules, regulations, judgments, injunctions, orders or decrees relating to pollution or protection of the environment, including, without limitation, laws relating to the release or threatened release of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances;

“Environmental Permits” has the meaning set forth in Section 3.17 of this Agreement;

“Financial Statements” has the meaning set forth in Section 3.07 of this Agreement;

“Governmental Authority” means any government, governmental entity, regulatory authority, department, commission, board, agency or instrumentality, any recognized stock exchange and any court, arbitrator, tribunal, whether foreign or domestic with jurisdiction over the Parties;

“Group Companies” means the Company and its Subsidiaries and “Group Company” means any of them;

“Hazardous Substances” means petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, and any other chemicals, materials or substances regulated as toxic or hazardous or as pollutant, contaminant or waste under any applicable Environmental Laws;

“Indemnified Parties” has the meaning set forth in Section 9.01 of this Agreement;

“Indemnifying Shareholders” means Mr. Roberto Civita and Mr. Giancarlo Francesco Civita;

“Individual Shareholders” means Mr. Roberto Civita, Mr. Giancarlo Franceso Civita, Mr. Victor Civita and Mrs. Roberta Anamaria Civita;

“Insurance Policies” has the meaning set forth in Section 3.18 of this Agreement;

“Intellectual Property Rights” means (i) trademarks, service marks, trade names, corporate names, logos, designs, slogans and general intangibles of like nature, together with all goodwill associated with the foregoing (including any registration and applications therefore); (ii) inventions, whether or not patentable, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression; (iv) URLs and internet domain names; (v) computer software, databases, technology, trade secrets and other confidential information (including pricing and cost information, business and marketing plans and customer and supplier lists), know-how (including manufacturing and production processes and techniques and research and development information), proprietary process, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes, object codes, methodologies and all related confidential information;

“Knowledge of the Company” means the actual knowledge, after due inquiry, of the Company’s chief executive officer, chief financial officer or chief legal officer and, with respect to the following business units, the head of the respective unit: publishing business, electronic distribution business and educational business;

“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, objections, rights of first refusal, options or other restriction of any kind, or any other right in favour of or claims by, any third party of whatsoever nature;

“Litigation” has the meaning set forth in Section 3.12 of this Agreement;

“Losses” has the meaning set forth in Section 9.01 of this Agreement;

“Material Agreement” has the meaning set forth in Section 3.10(b) of this Agreement;

“MIH” means MIH (UBC) Holdings BV;

“Parent Company” means Ativic S.A.;

“Parties” means the Company, MIH, the Parent Company and the Individual Shareholders; and “Party” means any of them;

“Permits” has the meaning set forth in Section 3.13 of this Agreement;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“Reais” or “R$” means Brazilian Reais;

“Registration Rights Agreement” means the Registration Rights Agreement, entered into on the date hereof, between the Company, MIH (UBC) Holdings BV, MIH Brazil Participações Ltda. and the Control Group;

“Related Party” means the Parent Company, an Individual Shareholder, a spouse, parent, grandparent, descendant or sibling of an Individual Shareholder, any Person owning 20% (twenty percent) or more of the issued and outstanding capital stock of the Parent Company, MIH, an Affiliate of any of the foregoing, and any Person in which any of the foregoing owns, directly or indirectly, individually or together with any other of the foregoing, 20% (twenty percent) or more of the capital stock or other economic interests. “Related Party” shall not include (i) Mr. Richard Civita or his spouse or descendents. The parties agree that Abril Radiodifusão S.A., Editora Caras S.A. and Fundação Victor Civita shall each be deemed to be a Related Party for purposes of this Agreement;

“Shareholders’ Agreement” means the Shareholders’ Agreement of the Company, entered on the date hereof, between the Company, MIH and the Control Group;

“Subscription Common Shares” has the meaning set forth in Section 2.01 of this Agreement;

“Subscription Preferred Shares” has the meaning set forth in Section 2.01 of this Agreement;

“Subscription Price” has the meaning set forth in Section 2.02 of this Agreement;

“Subscription Shares” means the Subscription Common Shares and the Subscription Preferred Shares;

“Subsidiaries” means any Person of which securities or other ownership interests are directly or indirectly owned by the Company;

“Taxes” means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, sales, use, goods and services, capital transfer, bulk transfer, franchise, profits, license, withholding, payroll, employment, employer health, social contributions, social security, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, including any amounts payable as a result of the application of monetary correction or any other similar factor imposed by any taxing authority;

“Tax Returns” means any report, return, document, declaration, schedule, or any other information or filing required to be supplied, including by electronic means or otherwise, to any Governmental Authority or jurisdiction with respect to Taxes including, without limitation, any amendments thereto; and

“Transaction Documents” means this Agreement, the CI Stock Purchase Agreement, the CG Stock Purchase Agreement, the Shareholders’ Agreement and the Registration Rights Agreement.
ARTICLE 2

SUBSCRIPTION

SECTION 2.01. Subscription. Upon the terms and subject to the conditions of this Agreement, and upon the basis of the representations and warranties contained herein, the Company agrees to issue and MIH agrees to subscribe, on the date hereof, for 2,289,041 shares of common stock (the “Subscription Common Shares”) and 972,795 shares of preferred stock (the “Subscription Preferred Shares”) of the Company, for the Subscription Price set forth in Section 2.02 below.

SECTION 2.02. Subscription Price. (a) As consideration for the Subscription Shares, MIH agrees to pay to the Company the total subscription price of R$326,931,189.00 (the “Subscription Price”), corresponding, on the date hereof, to R$100.23 per Subscription Common Share and R$100.23 per Subscription Preferred Share, being R$20,092,909.76 allocated to the Company’s capital stock and R$306,838,279.24 allocated to capital stock reserve (reserva de capital).

(b) The Parties hereby agree that the proceeds of the Subscription Price allocated to capital stock reserve (reserva de capital) shall not be applied to dividend distribution unless mutually agreed by the Parties.

SECTION 2.03. Subscription Shares. The Subscription Common Shares shall be shares of common stock of the Company, with full voting rights and will rank pari passu with the remainder of the Company’s common stock in all respects. The Subscription Preferred Shares shall be shares of preferred stock of the Company, without voting rights and will rank pari passu with the remainder of the Company’s preferred stock in all respects.

SECTION 2.04. Waiver of Preemptive Rights. The Control Group expressly waives any preemptive right it may have in relation to the issuance and subscription of the Subscription Shares.

SECTION 2.05. Payment. The Subscription Price shall be paid by MIH to the Company, by international wire transfer, in immediately available funds, to the bank account in Brazil indicated in Schedule 2.05 hereto attached.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to MIH that each of the following representations and warranties is, as of the date hereof, true and correct and in full force and effect, subject to the qualifications and exceptions contained in the Disclosure Schedule. In this regard, any fact, act, item, contract, agreement, document or information listed, described, contained or disclosed in any Section of the Disclosure Schedule shall be deemed (a) listed, described, contained and disclosed in all other Sections of the Disclosure Schedule, even though not expressly set forth in such other Section, and (b) to qualify and except such other representation and warranties contained in this Article 3, whether or not a specific reference to the Disclosure Schedule is made in such other representation or warranty.

SECTION 3.01. Existence and Power. Each Group Company is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has all corporate powers, governmental licenses, authorizations, permits, consents and approvals required to own its respective properties and to carry on its business as presently conducted. Section 3.01 of the Disclosure Schedule contains a copy of the amended and restated bylaws of the Company, as currently in effect.

SECTION 3.02. Authorization, Binding Effect. The Company has been duly authorized by all necessary corporate action to execute, deliver, perform and consummate the transactions contemplated in this Agreement. This Agreement constitutes a valid and binding agreement upon the Company and is enforceable against it in accordance with its terms.

SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with Conselho Administrativo de Defesa Econômica – CADE and the notice to the Agência Nacional de Telecomunicações – ANATEL.

SECTION 3.04. Noncontravention. Except as otherwise set forth in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate the organizational documents or bylaws of any Group Company, (ii) assuming the filing required by the antitrust and telecommunications authorities is properly made, violate any material applicable law, rule, regulation, judgment, injunction, order or decree, (iii) except as set forth in Section 3.03 above, require any consent or other action by any Person, constitute a default, or give rise to any right of termination, cancellation, vesting or acceleration of any right or obligation of any Group Company, or to a loss of any benefit to which a Group Company is entitled under any provision of any agreement or other instrument binding upon a Group Company, or (iv) except for any Lien created by the Transaction Documents, result in the creation or imposition of any Lien on any asset of any Group Company.

SECTION 3.05. Capitalization. (a) The capital stock of the Company, totally subscribed and paid in, is of R$136,871,060.48, comprised of 11,109,665 (eleven million, one hundred and nine thousand and six hundred and sixty five) shares of common stock and 11,109,663 (eleven million, one hundred and nine thousand and six hundred and sixty three) shares of preferred stock. There are no (i) other outstanding shares (voting or not), other securities (voting or not) issued by the Company or other ownership interests of the Company, (ii) securities issued by the Company convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of the Company or (iii) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock. The Subscription Shares, when issued and paid for as provided in this Agreement, will be duly authorized and validly issued, fully paid, non-assessable and free from any Liens.

(b) Section 3.05(b) of the Disclosure Schedule contains a table indicating the current ownership structure of the Company.

SECTION 3.06. Subsidiaries. Section 3.06 of the Disclosure Schedule lists the name and jurisdiction of organization of each Group Company, the equity stake owned, directly or indirectly, by the Company and the equity stake owned by any Group Company or its partners in each of the Group Companies. Except as otherwise set forth in Section 3.06 of the Disclosure Schedule, there are no options or other rights to acquire from any of the Group Companies, or other obligation of any Group Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of any Group Company. Except as otherwise set forth in Section 3.06 of the Disclosure Schedule, the Company does not own any securities or other ownership interest in any Person, or any other investment in any Person (except for passive investments made in the ordinary course of treasury transactions), whether by means of a share purchase, capital contribution or otherwise, directly or indirectly, other than the Subsidiaries.

SECTION 3.07. Financial Statements. Section 3.07 of the Disclosure Schedule contains a copy of the audited consolidated financial statements of the Company for the fiscal year ended on December 31, 2005 (the “Financial Statements”), which have been prepared in accordance with the Brazilian GAAP and consistent with the Company’s past practices and fairly present, in all material aspects, the financial condition, assets and liabilities and profit or loss of the Company as of such date and for the period covered thereby.

SECTION 3.08. Properties. (a) Except as otherwise set forth in Section 3.08 of the Disclosure Schedule, the Group Companies have good and marketable, indefeasible, legitimate title, free and clear of any Liens, or, in the case of leased property and assets, have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) of the Group Companies of which the book value or annual rental, respectively, exceeds R$1,000,000.00 (one million Reais) and of all assets of the Company and its Subsidiaries of which the acquisition cost exceeds R$1,000,000.00 (one million Reais) and all such properties and assets are in the possession or under control of the Group Companies.

(b) The properties and assets owned, leased or subleased or licensed by the Group Companies, or which they otherwise have the right to use, constitute all of the properties and assets used or held for use in connection with the businesses of the Group Companies and are adequate to conduct such businesses as currently conducted. All of the Group Companies’ properties and assets are in good working condition and repair, except for ordinary wear and tear.

SECTION 3.09. Absence of Certain Changes. (a) As from December 31, 2005, the Group Companies have conducted their business in the ordinary and usual course. In addition, since December 31, 2005 up to March 31, 2006, except as otherwise set forth in Section 3.09 of the Disclosure Schedule, there has been:

(i) no physical damage, destruction, loss or abandonment of any material asset or property of any Group Company;

(ii) no acquisition, sale, assignment, transfer, lease, sublease, license or other disposal of any material asset or property of any Group Company;

(iii) no material change in the management practices of any Group Company, or in the employment practices of any Group Company (including compensation, fringe benefits or any plan or other employee benefit);

(iv) no material change in the accounting policies and practices of the Group Companies;

(v) no creation of any Liens on all or any portion of any material asset or property of any Group Company;

(vi) except as otherwise set forth in Section 3.10(a) of the Disclosure Schedule, no material amendment, modification, alteration, failure to renew or termination of any Material Agreements;

(vii) no waiver of any material rights of any Group Company, nor any cancellation of any material claims, debts or accounts receivable owing to any Group Company, other than in the ordinary course of business;

(viii) no redemption of capital stock or declaration or payment of any dividends, interest on equity (juros sobre capital próprio) or distributions (whether in cash, securities or other property) to the current holders of capital stock of any Group Company and no other forms of transfer of funds from any Group Company to its shareholders;

(ix) no issuance of shares of capital stock, notes, bonds or other securities, convertible or not into shares of capital stock, or any option, warrant or other right to acquire the same, or any other interest in any Group Company;

(x) no advance or capital contribution to or investment by any Group Company;

(xi) no entering into any joint venture or similar arrangement by any Group Company;

(xii) no entering into any form of financial agreement by any Group Company in an amount higher than R$1,000,000.00 (one million Reais);

(xiii) no revaluation of any tangible or intangible assets of any Group Company;

(xiv) no litigation, which has had or could have a material adverse effect on the Group Companies or their financial condition;

(xv) no material damage to any of the Group Companies’ assets or properties, or any other act or fact that could have a negative financial impact to any of the Group Companies’ business activities, exceeding, in the aggregate, US$15,000,000.00 (fifteen million United States Dollars);

(xvi) no material adverse change in the Group Companies’ financial condition, business, operations or prospects;

(xvii) no failure by any Group Company to pay its creditors in the ordinary course of business or to repay any loan capital in whole or in part as and when it fell due; and

(xviii) no commitment by any Group Company to do any of the foregoing.

(b) From March 31, 2006 to the date hereof, to the Knowledge of the Company, there has been no material adverse change in the Group Companies’ financial condition, business, operations or prospects.

SECTION 3.10. Contracts. (a) True and correct copies of all Material Agreements have been made available to MIH. All of the Material Agreements are valid, binding and in full force and effect and are enforceable against the applicable Group Company. Except as otherwise set forth in Section 3.10 of the Disclosure Schedule, with respect to each Material Agreement, no Group Company nor any other party thereto is in default and there is no event, occurrence, condition or act (including the Closing of the transaction contemplated herein) which, with the giving of notice or the lapse of time or both, would become a default by any of the Group Companies in any respect in the performance, observance or fulfillment of any of its obligations or covenants contained in any such Material Agreement and none of the parties to any such Material Agreement has indicated, in writing, any intention to terminate, rescind, avoid or repudiate such Material Agreement prior to the expiration of its term. Section 3.10(a) of the Disclosure Schedule contains a list of all Material Agreements.

(b) For the purposes of this Agreement, Material Agreement means any written contract, agreement, document, instrument, rental, lease, obligation, loan agreement, indenture, letter of credit, reimbursement agreement, mortgage, security agreement, franchise, guaranty, purchase order, bond, commitment and arrangement, in each case as amended, supplemented or otherwise modified, which a Group Company is a party to or bound by (i) which are a joint venture, shareholders’ or partnership arrangement or agreement or similar agreement or any agreement which purports to regulate, control or otherwise affect the voting or disposition of the shares of any Group Company, and (ii) pursuant to which claims or liabilities of R$1,000,000.00 (one million Reais) or more arise, per year, provided, however, that the international licensing agreements relating to the publication by a Group Company in Brazil of foreign publications and magazines and the Group Companies’ publications and magazines published outside of Brazil and all TV content agreements shall be considered Material Agreements irrespective of the amount involved.

(c) Section 3.10(c) of the Disclosure Schedule contains a list of all Related Party transactions that are currently in force. Except as disclosed in Section 3.10(c) of the Disclosure Letter, no Related Party is indebted to any Group Company for an amount equal to or greater than R$500,000.00 (five hundred thousand Reais), or is a customer of any Group Company for an amount equal to or greater than R$500,000.00 (five hundred thousand Reais), in the aggregate over any twelve-month period. No Group Company is indebted to any Related Party for an amount equal to or greater than R$500,000.00 (five hundred thousand Reais).

SECTION 3.11. Guaranties. No Group Company has secured any third parties’ obligations.

SECTION 3.12. Litigation. (a) Except as set forth in Section 3.12 of the Disclosure Schedule, no Group Company is engaged in, has pending or has been notified that it is the subject of any claim, action, suit, proceeding, complaint, investigation, inquiry, litigation, arbitration (collectively, “Litigation”) whether as plaintiff, defendant or otherwise (i) of civil nature over R$500,000.00 (five hundred thousand Reais), (ii) relating to Taxes over R$1,000,000.00 (one million Reais), (iii) of a labour nature over R$300,000.00 (three hundred thousand Reais), (iv) of a social security nature over R$1,000,000.00 (one million Reais), and (v) of any other nature over R$1,000,000.00 (one million Reais). Except as disclosed in Section 3.12 of the Disclosure Schedule, no Group Company is subject to any judgment, injunction, order, decree or arbitration award involving an amount higher than R$1,000,000.00 (one million Reais).

(b) There is no outstanding or pending or threatened Litigation against any Group Company or any of its respective material assets and properties before any court or arbitrator or any Governmental Authority that seeks to prevent the Company from entering into or implementing the transactions contemplated in this Agreement.

SECTION 3.13.  Licenses and Permits. Except as set forth on Section 3.13 of the Disclosure Schedule, (i) each material license, franchise, permit, certificate, approval or other similar authorization issued by a Governmental Authority affecting, or relating in any way to, the business of the Group Companies (collectively, the “Permits”) is valid and in full force and effect, (ii) to the Knowledge of the Company, no Group Company is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any Permit and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. No Group Company is in violation of any applicable law or regulation which may have a material adverse effect on the ability of any Group Company to conduct its business as currently conducted.

SECTION 3.14. Intellectual Property Rights. The Group owns or has licensed to it all material intellectual property rights used by and/or necessary for the Group Companies to conduct their businesses as currently conducted (the “Intellectual Property Rights”). The Company has adopted internal policies to prevent the misuse or unauthorized use of any Intellectual Property Right and the Group Companies respect all of such Intellectual Property Rights, except as otherwise would not have a material adverse effect to the applicable Group Company. To the Knowledge of the Company, there is no claim, action, suit, investigation or proceeding pending against the use by any Group Company of any Intellectual Property Right and no Group Company is in breach of any agreement or license for Intellectual Property Rights, unless otherwise indicated in Section 3.12(a) of the Disclosure Schedule.

SECTION 3.15. Taxes. (a) Except as set forth in Sections 3.12(a) and 3.15(a) of the Disclosure Schedule, or as would not otherwise have a material adverse effect on the Group Companies: (i) each Group Company has filed in a timely manner (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct as filed; (ii) all Taxes required to be paid by each Group Company (including Taxes required to be deducted or withheld and paid over to a taxing authority) have been timely paid in full or are reflected as a Tax reserve on the Financial Statements or are being contested by the applicable Group Company; (iii) no administrative or court proceedings have formally been commenced or are presently pending with regard to any Taxes or any Tax Return of the Group Companies; (iv) there are no Liens for Taxes upon the assets of any Group Company; (v) no Group Company is a party to, is bound by, or has any obligation under any agreement or arrangement providing for the allocation, sharing or indemnification of Taxes or is otherwise obligated to indemnify any party for any Taxes; and (vi) no Group Company has requested an extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

(b) The Company has established provisions, to the extent required by Brazilian GAAP, for all Taxes due with respect to the period until the date of the Financial Statements.

SECTION 3.16. Employee Matters. (a) There is no material liability of any kind with respect to amounts withheld or deducted amounts from employees' earnings, for the period ending on or the date hereof. The Group Companies are in compliance with all Brazilian federal, state, municipal and other material labour laws and regulations, except as otherwise would not have a material adverse effect on the Group Companies.

(b) There is no (and there has not been during the last five years) labour strike, slow down or stoppage against or affecting any Group Company.

(c) The Company has established provisions, to the extent required by Brazilian GAAP, for all labour obligations, dues and liabilities with respect to the period until the date of the Financial Statements.

SECTION 3.17. Environmental and Health and Safety Matters. To the Knowledge of the Company, each Group Company has been in compliance, in all material respects, with all applicable Environmental Laws. The Group Companies have applied for and received all permits required under Environmental Laws for their respective assets and business (“Environmental Permits”), except as would not otherwise have a material adverse effect on the Group Companies. There are no pending claims in writing by any Governmental Authority or any other person in respect of Environmental Laws affecting the Group Companies or their businesses. The Company has not received any written notice of any violations of any Environmental Laws or any written warning notices, administrative complaints, judicial complaints or other formal notices from any person alleging that conditions of the business are in violation of any Environmental Laws. To the Knowledge of the Company, there is currently no treatment, storage, disposal, discharge or other type of release of Hazardous Substances on property owned or leased by the Group Companies which has resulted in contamination of such real properties.

SECTION 3.18. Insurance. The Group Companies keep their material properties and assets insured based on management policies and in a manner consistent with their past practices, against such risks as are in accordance with good commercial practices. Section 3.18 of the Disclosure Schedule contains a list of the insurance policies or programs relating to the operations, properties and assets of the Group Companies in effect as of the date hereof with coverage exceeding R$1.000.000,00 (one million Reais) (“Insurance Policies”). All of such Insurance Policies (i) are in full force and effect; and (ii) secure coverage in amounts and against all risks that are customary for the operation of the businesses of the Companies Group. All of such Insurance Policies will not terminate or lapse by reason of any of the transactions contemplated hereby. No Group Company is in default in any material respect with respect to its obligations under any of such Insurance Policies.

SECTION 3.19. Brokers and Finders. The Company has engaged JP Morgan as its financial adviser in connection with the transaction contemplated in this Agreement. The Company shall bear 50% (fifty percent) of the expenses, including any commission or fee, to be paid to such financial adviser in connection with this Agreement.

SECTION 3.20. Capital International Transaction Documents. Immediately prior to the Closing of the transaction contemplated in this Agreement, each and every contract, agreement, document, instrument, obligation, reimbursement agreement, security agreement, pledge agreement, guaranty, commitment and arrangement, in each case as amended, supplemented or otherwise modified, entered into, on one hand, by a Group Company and/or any member of the Control Group, and on the other hand, Capital International, any fund managed by or on behalf of Capital International, Capital International Inc. or any Subsidiaries thereof have been terminated and have no further force and effect, and any and all parties thereto have been expressly released from any and all obligations or liabilities that may have arisen in the past, or that could arise in the future, therefrom.

SECTION 3.21. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3, the Company does not make any representation or warranty, express or implied, to MIH, as to any matter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE INDEMNIFYING SHAREHOLDERS

SECTION 4.01. Best Knowledge of the Indemnifying Shareholders. Each of the Indemnifying Shareholders, joint and severally, represents and warrants to MIH that, to the best of their knowledge, after due inquiry, neither of them is aware of any fact, information, act, omission, event or circumstance which would make any of the representations and warranties contained in Article 3 untrue or incorrect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MIH

MIH represents and warrants to the Company that each of the following representations and warranties is, as of the date hereof, true and correct and in full force and effect.

SECTION 5.01. Existence. MIH is duly organized, validly existing and in good standing under the laws of the Netherlands, and has all corporate powers, governmental licenses, authorizations, permits, consents and approvals required to own its properties and to carry on its business as presently conducted.

SECTION 5.02. Authorization, Binding Effect. MIH has been duly authorized by all necessary corporate action to execute, deliver, perform and consummate the transactions contemplated in this Agreement. This Agreement constitutes a valid and binding agreement upon MIH and is enforceable against MIH in accordance with its terms.

SECTION 5.03. Governmental Authorization. The execution, delivery and performance by MIH of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with Conselho Administrativo de Defesa Econômica - CADE, the notice to the Agência Nacional de Telecomunicações - ANATEL and the approval of the investment by the South African Reserve Bank.

SECTION 5.04. Noncontravention. The execution, delivery and performance by MIH of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents or bylaws of MIH or its Controlling shareholder, (ii) assuming any filing required by the antitrust, the telecommunications and the South African Reserve Bank authorities properly made, violate any applicable material law, rule, regulation, judgment, injunction, order or decree, (iii) except as set forth in Section 5.03 above, require any consent or other action by any Person, constitute a default, or give rise to any right of termination, cancellation, vesting or acceleration of any right or obligation of any of MIH or (iv) violate any contract, agreement or obligation entered into by MIH on or prior to the date hereof.

SECTION 5.05. Litigation. There is no outstanding, pending or threatened Litigation against MIH or any of its assets and properties before any court or arbitrator or any Governmental Authority that seeks to prevent MIH from entering into or implementing the transactions contemplated in this Agreement.

SECTION 5.06. Ownership of Interests in Third Parties. MIH is not directly or indirectly Controlled by any (i) Competitor, (ii) state-owned or state-controlled enterprise, any nation or government (in the federal, state or local levels, or any other political subdivision thereof), or (iii) individual or entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of such government, or nation, including any governmental authority, agency, department, board, commission, company, corporation, trust or similar structure or entity that is Controlled by any of the foregoing. MIH does not own any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Competitor.

SECTION 5.07. Due Diligence. In entering into this Agreement and the other Transaction Documents, MIH acknowledges that (a) it has conducted an independent due diligence investigation, review and analysis of the business, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and (b) except for the specific representations and warranties contained herein, MIH has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations and warranties of the Company (and of its respective representatives and advisors).

SECTION 5.08. Financial Capacity. MIH has the financial capacity whether through its own resources or through credit facilities from reputable financial institutions to fulfill all of its obligations under this Agreement.

SECTION 5.09. Ability to Evaluate the Risk. MIH has knowledge and experience in financial and business matters such that it was capable of evaluating the risks of the investment in the Subscription Shares.

SECTION 5.10. Brokers and Finders. MIH has engaged Citigroup as its financial adviser in connection with the transaction contemplated in this Agreement. MIH shall bear all the expenses, including any commission or fee, to be paid to such financial adviser in connection with this Agreement.

ARTICLE 6

COVENANTS OF ALL PARTIES

SECTION 6.01. CADE Submission. (a) MIH agrees to make appropriate filings pursuant to applicable antitrust laws to obtain CADE’s approval of the transactions contemplated by this Agreement and the other Transaction Documents within 15 (fifteen) Business Days following the execution of this Agreement. MIH and the Company agree to respond as promptly as practicable to any inquiries received from the notified authorities and agree to supply promptly any additional information and documentary material that may be requested by such notified authorities.

(b) The Company shall cooperate in obtaining any information required for the CADE filing and to supply any information requested by any of the antitrust authorities. MIH will bear the costs in connection with the CADE filing.

SECTION 6.02. Other Filings. The Parties agree to cooperate with one another in any other filing, notice or communication to any other Governmental Authority, including furnishing information required in connection therewith and seeking timely to make any such filing, notice or communication.

SECTION 6.03. Confidentiality. (a) The Parties ratify the terms and conditions of the Confidentiality Agreement, dated February 7, 2006, and agree to comply with the obligations provided therein. In addition to the foregoing, from and after the date hereof, the Parties agree jointly and severally to hold, and to cause their Affiliates and respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Company, the Business and/or the Parties, including without limitation, certain non-public information about the proposed or potential business strategy, operations, financial matters and other matters relating to the Company (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain through no fault of any of the Parties or (ii) later lawfully acquired by any of the Parties from other sources without any breach of any law, regulation, order or confidentiality obligation. Confidential Information may only be disclosed in the event that any of the Parties is compelled to disclose such Confidential Information by law, rule, regulation, order or decree enacted by a Governmental Authority to which such Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event Confidential Information is disclosed, the disclosing Party shall take all such steps as may be reasonable in the circumstances to agree the contents of such disclosure with the other Party before making such disclosure.

(b) From and after the date hereof, the Parties agree to hold, and to cause their Affiliates and respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, any and all information regarding the terms and conditions of this Agreement. The terms and conditions of this Agreement may only be disclosed in the event that any of the Parties is compelled to disclose such information by law, rule, regulation, order or decree enacted by a Governmental Authority to which the Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event the terms and conditions of this Agreement are disclosed, the Party concerned shall take all such steps as may be reasonable in the circumstances to agree the contents of such disclosure with the other Party before making such disclosure.

SECTION 6.04. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing requirement of any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

SECTION 6.05. Insurance Coverage. The Company has agreed that it will, within 30 days after the Closing Date, initiate a review of the insurance policies and programs relating to the operations, properties and assets of the Group Companies currently in effect and, if deemed necessary, procure that the Group Companies increase their insurances so as to ensure that all material assets of the Group Companies of an insurable nature are insured in such amounts and against such risks as are in accordance with good and prudent commercial practice.

ARTICLE 7

CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Obligations of the Parties. The obligation of each Party to carry out its respective actions at Closing is subject to the fulfillment of the following conditions:

(i) Closing of the Purchase of the CI Acquisition Shares. The Parties to the CI Stock Purchase Agreement shall have executed the CI Stock Purchase Agreement and shall be in a position to close the purchase of the CI Acquisition Shares simultaneously with the transaction contemplated in this Agreement.

(ii) Closing of the Purchase of the CG Acquisition Shares. The Parties to the CG Stock Purchase Agreement shall have executed the CG Stock Purchase Agreement and shall be in a position to close the purchase of the CG Acquisition Shares simultaneously with the transaction contemplated in this Agreement.

SECTION 7.02. Simultaneous transaction at Closing. All of the transactions to occur at the Closing shall be deemed to occur simultaneously. The Parties shall have no obligation to consummate any of the transactions referred to in Section 7.02 and 7.03 unless all shall have been consummated.

ARTICLE 8

CLOSING

SECTION 8.01. Closing. The subscription of the Subscription Shares and payment of the Subscription Price shall take place at the head-offices of the Company, at Av. das Nações Unidas, 7221, 25th floor, in the City of São Paulo, State of São Paulo (“Closing”), on the date hereof (the “Closing Date”). For all purposes all of the transactions contemplated by this Article 8 shall be deemed to have occurred simultaneously.

SECTION 8.02. Actions by the Company and the Control Group at Closing. On the Closing Date, the Company and the Control Group, as the case may be, shall take the following actions:

(i) Execute and deliver this Agreement;

(ii) Attend the General Shareholders’ Meeting of the Company for the issuance and subscription of the Subscription Shares, election of MIH designated members to the Board of Directors of the Company and other related resolutions;

(iii) Issue and register the Subscription Shares in the Company’s Share Registry Book;

(iv) Execute and deliver the CG Stock Purchase Agreement;

(v) Execute and deliver the Registration Rights Agreement;

(vi) Execute and deliver the Shareholders Agreement; and

(vii) Deliver to MIH an opinion of counsel to the Control Group and the Company confirming the enforceability and validity of the Transaction Documents.

SECTION 8.03. Actions by MIH at Closing. On the Closing Date, MIH shall take the following actions:

(i) Execute and deliver this Agreement;

(ii) Attend the General Shareholders’ Meeting of the Company for the issuance and subscription of the Subscription Shares, election of MIH designated members to the Board of Directors of the Company and other related resolutions;

(iii) Execute and deliver the Boletim de Subscrição for the subscription of the Subscription Shares;

(iv) Pay the Subscription Price;

(v) Execute and deliver the CG Stock Purchase Agreement;

(vi) Execute and deliver the Registration Rights Agreement; and

(vii) Execute and deliver the Shareholders Agreement.

ARTICLE 9

INDEMNIFICATION

SECTION 9.01. Indemnification. Subject to Sections 9.02 and 9.03 below, the Company hereby agrees to indemnify and hold MIH and its shareholders, officers, directors and employees (the “Indemnified Parties”), harmless from any and all liability, loss, damage, claims, awards, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (“Losses”) actually and effectively incurred or suffered by any of the Indemnified Parties, that is exclusively and directly related or connected to or results from (i) any breach of any representations and warranties contained in Articles 3 and 4 hereof; and/or (ii) any breach by the Control Group and/or the Company of any covenant or agreement contained in this Agreement. The Company shall not be liable to any Indemnified Party for any Losses arising from a breach of any of the representations and warranties contained in Articles 3 and 4 above to the extent that the act or fact (including the amount of the potential Loss) that gave rise to such Loss was disclosed in any Section of the Disclosure Schedule attached hereto as an exception to any of the representations and warranties (it being agreed and understood that the disclosure of any act or fact as an exception to one of the representations and warranties shall be extended to and considered an exception of all of the other representations and warranties regardless of any repetition of additional disclosure thereof). The disclosures contained in any Section of the Disclosure Schedule, as well as any qualifications, limitations or exceptions contained in the representations and warranties hereunder shall not be disregarded for any purpose or effect and shall not entail, in any way, an obligation to indemnify on the part of the Company pursuant to this Agreement.

SECTION 9.02. Survival of Indemnification Obligations. The right to claim for any indemnification due under this Agreement shall remain in full force and effect for the following terms:

(i) with respect to any and all Losses resulting from Tax related liabilities, for a maximum period of 5 (five) years as of the date hereof, provided that such Tax related Loss results from acts or omissions, facts, events or circumstances of which the taxable event or origin occurred up to and including the date hereof;

(ii) with respect to any and all Losses resulting from labour related liabilities, for a maximum period of 2 (two) years as of the date hereof, provided that such labour related Loss results from acts or omissions, facts, events or circumstances occurred up to and including the date hereof; and

(iii) with respect to any and all Losses resulting from civil, commercial or liabilities of any other nature, for a maximum period of 3 (three) years as of the date hereof, provided that such other Loss results from acts or omissions, facts, events or circumstances occurred up to and including the date hereof.

(b) For the avoidance of doubt, the indemnification obligation set forth in this Article 9 shall encompass all Losses that are the subject matter of claims filed within the time limits established in Section 9.02(a) above, notwithstanding the fact that the obligation to make payments or disbursements only becomes enforceable after such dates.

SECTION 9.03. Limits on Indemnification. (a) The indemnification provided in this Section 9 shall be the sole and exclusive remedy of any Indemnified Party (and any of their Affiliates) against the Company with respect to any breach of any representation and warranty contained in Articles 3 and 4 above, or covenant of the Company or the Control Group in this Agreement, and the issuance and subscription of the Subscription Shares contemplated hereby, except in respect of any available injunctive or other similar non-monetary relief or remedies.

(b) The Company’s total indemnification liability to the Indemnified Parties with respect to all Losses indemnifiable under this Agreement shall be limited to the maximum amount of US$155,000,000.00 (one hundred and fifty million United States Dollars), already including the effects of the Adjustment to Reflect MIH’s Ownership and the Gross-up. The Company’s obligation to indemnify the Indemnified Parties shall be triggered only if and when the amount of the Losses, including the Adjustment to Reflect MIH’s Ownership and the Gross-up, exceeds US$5,700,000.00 (five million and seven hundred thousand United States dollars); provided, however, that if the aggregate amount of the Losses exceeds such figure, the Company shall only be liable to the amounts that exceed that figure. No Loss shall count towards the above threshold if the amount of the Loss does not exceed US$75,000.00 (seventy-five thousand United States dollars), already including the effects of the Adjustment to Reflect MIH’s Ownership, save that claims relating to a series of connected matters shall be aggregated for this purpose. Any indemnity payment due hereunder which shall be made by the Company to the Indemnified Party shall be calculated in accordance with the following formula:

I =	(L * PEI)
(1 - PEI)

Where:

I: is the indemnification amount to be paid to the Indemnifiable Party hereunder;

L: is the total amount of a Loss incurred; and

PEI: is the total percentage of the equity interests of the Company held by MIH on the day of payment by the Company.

In addition, “Adjustment to Reflect MIH’s Ownership” means L*PEI and “Gross-up” means 1-PEI.

(c) The amount of any indemnification due hereunder shall be reduced by (i) the amount of any insurance or other proceeds with respect thereto that are paid to the Company (or to any Subsidiary thereof) with respect to the applicable Loss, (ii) any indemnity, contribution or other similar payment actually made to the Company (or to any Subsidiary thereof) by any third party with respect to the applicable Loss.

SECTION 9.04. Payment of Losses. (a) The Company shall, immediately after having knowledge of any act or fact that could give rise to an indemnification under this Article 9, send a written notice to MIH to that effect. MIH shall then have 30 days to respond to such notice stating whether it wishes to institute an indemnification claim and, if so, shall include reasonable details of the nature and basis for such indemnification claim and the total amount thereof. Upon receipt of such response notice, the Company shall have 10 Business Days to either pay or contest the payment of the indemnification claimed. If (A) the Company contests the payment of the indemnification claimed, or (B) the claim relates to any legal action or administrative proceeding involving any of the Group Companies, the Company shall only be required to pay any such indemnification within 10 Business Days counted as of the date on which a final and non-appealable decision or arbitral award is rendered with respect thereto. All payments to the Indemnified Party shall be in immediately available funds and free and clear of PIS and/or COFINS, if applicable, and any indemnification payment relating to a non-deductible expense of the Indemnified Party (including direct tax and social contribution) must be grossed up to cover any and all taxes payable by the Indemnified Party on account of such payment.

(b) Failure by the Company to deliver such notice in terms of Section 9.04(a) above to MIH shall suspend the running of the survival period set forth in Section 9.02 above until the date on which the Company notifies MIH with respect to any act or fact that could give rise to an indemnification and will have to further indemnify MIH for any additional Losses that such a delay may have caused. Failure by MIH to deliver such response notice within the 30-day period will be considered as a waiver of its right to indemnification with respect to the specific claim.

SECTION 9.05. MIH Indemnification. MIH and its shareholders shall defend, indemnify and hold the Company and its shareholders, officers, directors and employees harmless from and against and in respect of any and all Losses incurred or suffered by any of the foregoing in connection with, relating to or as a result of (i) any breach of any representations and warranties given by MIH in Article 5 hereof; and/or (ii) any breach by MIH of any covenant or agreement contained in this Agreement. The procedures set forth in Section 9.04 shall apply equally to any indemnification obligation of MIH, mutatis mutandis, interchanging “Company” for “MIH” where such terms appear in Section 9.04.

SECTION 9.06. Indemnification by the Indemnifying Shareholders. The Indemnifying Shareholders shall, jointly and severally, indemnify and hold the applicable Indemnified Party, harmless from any and all Losses actually and effectively incurred or suffered by any of the Indemnified Parties, that are exclusively and directly related or connected to or result from any breach of any representations and warranties contained in Articles 3 and 4 hereof, provided, however, that the Indemnifying Shareholders’ obligation to indemnify shall only be triggered to the extent that the Company failed to timely pay an indemnification that is due by it under this Article 9. The Indemnifying Shareholders shall not be liable to any Indemnified Party for any Losses arising from a breach of any of the representations and warranties contained in Articles 3 and 4 above to the extent that the act or fact (including the amount of the potential Loss) that gave rise to such Loss was disclosed in any Section of the Disclosure Schedule attached hereto as an exception to any of the representations and warranties (it being agreed and understood that the disclosure of any act of fact as an exception to one of the representations and warranties shall be extended to and considered an exception of all of the other representations and warranties regardless of any repetition of additional disclosure thereof). The disclosures contained in any Section of the Disclosure Schedule as well as any qualifications, limitations or exceptions contained in the representations and warranties hereunder shall not be disregarded for any purpose or effect and shall not entail, in any way, an obligation to indemnify on the part of the Indemnifying Shareholders pursuant to this Agreement.

SECTION 9.07. Procedure for Indemnification by the Indemnifying Shareholders. Notwithstanding anything to the contrary herein contained, the indemnification obligation of the Indemnifying Shareholders shall only be triggered if the Company failed to timely pay any indemnity due hereunder. Subject to the provisions of Sections 9.03, 9.04 and 9.06 above and of Section 9.08 below, the Indemnifying Shareholders shall indemnify the Indemnifiable Party within 15 Business Days as of the date on which the Indemnifying Shareholders receive written notice from such Indemnified Party requesting such indemnification and confirming that the Company failed to timely make the payment of an indemnification that was due by it in accordance with the terms of this Agreement. The right to claim for any indemnification against the Indemnifying Shareholders under the terms of this Agreement shall remain in full force and effect for the terms set forth in Section 9.02 above.

SECTION 9.08. Limit on Indemnification by the Indemnifying Shareholders. Notwithstanding anything to the contrary herein contained, the total indemnification liability of the Indemnifying Shareholders to the Indemnified Parties with respect thereto shall be limited to the maximum amount of ten million United States Dollars (US$10,000,000.00). Such an amount will reflect the Adjustment to Reflect MIH’s Ownership on the date of payment by the Indemnifying Shareholders but will not reflect the Gross-up (both as defined in Section 9.03 above) not be subject to any gross-up provisions contained hereinabove and will only reflect the percentage of Equity Interests of the Company held by MIH on the day of payment by the Indemnifying Shareholders. MIH further agrees that the Indemnified Parties (or any of their Affiliates) shall not have recourse with respect to any indemnification set forth hereunder against the other members of the Control Group. The indemnification provided in this Section 9 shall be the sole and exclusive remedy of any Indemnified Party (and any of their Affiliates) against the Indemnifying Shareholders with respect to any breach of any representation and warranty contained in Articles 3 and 4 above in this Agreement.

ARTICLE 10

TERMINATION

SECTION 10.01. Right to Terminate. This Agreement may not be terminated except by the mutual written consent of the Parties.

SECTION 10.02. Remedies. After the Closing has taken place, the indemnification rights provided for in Article 9 of this Agreement shall be the sole and ultimate remedy available to the Parties with respect to any breach of the representations and warranties of the Parties in this Agreement, and/or any breach of any covenant or other term in this Agreement.

ARTICLE 11

DISPUTE RESOLUTION

SECTION 11.01. Arbitration. (a) Any dispute arising between the Parties in connection with this Agreement, its interpretation, validity, performance, enforceability, breach or termination, shall be settled in an amicable way by the Parties by direct negotiations held in good faith for a term not exceeding 30 (thirty)-calendar days.

(b) If, upon expiration of the 30-days period, the Parties have not reached an amicable settlement, the dispute must be submitted to the decision of an arbitration panel and shall be finally settled under the rules of the Chamber of Mediation and Arbitration of São Paulo - Centro das Indústrias do Estado de São Paulo - CIESP (“CIESP”).

(c) The arbitrators shall be in the number of 3 (three). MIH shall appoint 1 (one) arbitrator and the Company shall appoint 1 (one) arbitrator. The Parties designated arbitrators shall appoint the third arbitrator, who will be the chairman of the arbitration panel.

(d) The arbitration shall be conducted in accordance with the CIESP rules.

(e) The arbitration shall take place in the city of São Paulo and shall be conducted in the English language.

(f) To the fullest extent permitted by law, the Parties waive their right to file any remedies against (including, but not limited to) the arbitration award and any defenses against its enforcement. The arbitration award shall be final and binding for the Parties. Specifically for purposes of any injunction procedure, whether of preventive, provisional or permanent nature, or even for purposes of the enforcement of the arbitration award, the Parties hereby elect the jurisdiction of the Central Courts of the City of São Paulo, State of São Paulo, with the exclusion of any other jurisdictions, no matter how privileged they may be.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Binding Effect. This Agreement will be binding and inure to the benefit of the Parties, their respective legal successors and permitted assignees.

SECTION 12.02. Assignability. The rights and obligations set forth in this Agreement must not be assigned, except with the written consent of the other Parties. Upon completion of the actions required to be taken at Closing, MIH shall be entitled to contribute the Subscription Shares in a capital increase of a wholly-owned Brazilian subsidiary.

SECTION 12.03. Severability. In case any term or provision set forth in this Agreement is considered invalid, illegal or not applicable, due to any legal provision or final court decision, all the other conditions and provisions hereto will remain in full force and effect. In case any term or provision is considered invalid, illegal or inapplicable, the Parties will negotiate, in good faith, the amendment of this Agreement, so as to effect the original intent of the Parties hereto as closely as possible.

SECTION 12.04. Waiver; Amendment. (a) No failure or delay in exercising any right, power or privilege hereunder will be considered as a waiver thereof, nor will any single or partial exercise thereof prevent the future exercise thereof or the exercise of any other right, power or privilege

(b) Any provision of this Agreement may only be amended or waived if through written form and signed by all the Parties hereto.

SECTION 12.05. Notices. All notices and communications required or allowed pursuant to this Agreement, will be made in written form, in English, and will be sent by registered mail, by fax (receipt confirmed) or e-mail (receipt confirmed), to the following addresses:

If to MIH:

MIH (UBC) Holdings BV
13-15 HC Jupiterstraat
2132 Hoofddorp
The Netherlands
Fax No.: +31 23 5562-880
Attn.: Messrs. Mark Sorour / André Coetzee
e-mail: msorour@naspers.com / acoetzee@mih.com

with copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447
São Paulo - SP - Brazil
Fax: (55 11) 3147-7770
Attn.: Moacir Zilbovicius
e-mail: moacir@mattosfilho.com.br

if to the Company:

Abril S.A.
Av. das Nações Unidas, 7221, 25 floor
São Paulo - SP - Brazil
Fax No.: (+55 11) 3037-2115
Attn.: Mr. Arnaldo Figueiredo Tibyriçá - General Counsel
e-mail: atibyrica@abril.com.br

with copy to:

Machado, Meyer, Sendacz e Opice - Advogados
Rua da Consolação, 247, 4th floor
São Paulo - SP - Brazil
Fax: (+55 11) 3150-7071
At.: Mr. José Roberto Opice
e-mail: jro@mmso.com.br

The Parties are entitled to amend, by means of written communication, pursuant to this section 12.05, the addresses above.

SECTION 12.06. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense.

SECTION 12.07. Headings. The headings of the sections of this Agreement are included for convenience purposes and will not in any way affect the meaning or the interpretation of this Agreement.

SECTION 12.08. Conversion Rate. Except for the Subscription Price, all amounts in this Agreement expressed in United States dollars shall be converted into Reais, and vice-versa, by the average of the purchase and sale rates for United States dollars published by the Central Bank of Brazil on the Business Day prior to the date on which any payment is due or conversion is to be made in accordance with the terms of this Agreement through the SISBACEN data system under rate PTAX 800, option 5 – L – Taxas para Contabilidade.

SECTION 12.09. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each Party hereto will have received a counterpart hereof signed by the other Party hereto. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

SECTION 12.10. Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits hereto) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and offers, both oral and written, between the Parties with respect to the subject matter of this Agreement.

SECTION 12.11. Applicable Law. This Agreement is governed and interpreted in accordance with the laws of the Federative Republic of Brazil.

SECTION 12.12. Initials. The Parties hereby appoint the nominees below to initial the Disclosure Schedule on their behalf:

(i) On behalf of the Company, Mr. Roberto Civita and Mr. Giancarlo Francesco Civita: (a) Diana Pacífico Henne and/or (b) Joana Franklin de Araújo.

(ii) On behalf of MIH: (a) Marcelo Sampaio Góes Ricupero and/or Luís Guilherme Bonazza Teixeira.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in 2 copies of equal content, by their respective authorized officers, as of the day and year first above written, in the presence of the two witnesses named below.

ABRIL S.A.	ABRIL S.A.
/s/ Roberto Civita	/s/ Giancarlo Civita
ROBERTO CIVITA	GIANCARLO CIVITA

Signature page of the Subscription Agreement, dated May 5, 2006, among Abril S.A., MIH (UBC) Holdings BV, Roberto Civita and Giancarlo Francesco Civita

MIH (UBC) HOLDINGS BV

WITNESSES:
1) ________________________ Name: ID:	2) ________________________ Name: ID: